Mail Stop 6010

      August 2, 2005



Mr. Michael EI-Hillow
Chief Financial Officer
Advanced Energy Industries, Inc
1625 Sharp Point Drive
Fort Collins, CO 80525

	RE:	Advanced Energy Industries, Inc.
		Form 10-K for the year ended December 31, 2004
		Filed March 31, 2005
		Form 10-Q for the quarter ended March 31, 2005
      File No. 000-26966

Dear Mr. EI-Hillow:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant